Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

 PROSPECTUS Supplement No. 7

(to the prospectus dated February 26, 2025)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 7 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated February 26, 2025 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on March 28, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On March 31, 2025, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $1.39 per share and $0.17 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 25 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

As previously disclosed by Critical Metals Corp. (the “Company”), it currently holds 42% of the outstanding equity interests in Tanbreez Mining Greenland A/S (“Tanbreez”) pursuant to that certain amended and rested Heads of Agreement (the “Heads of Agreement”) with Rimbal Pty Ltd (“Rimbal”).

If the Company invests $10 million in exploration expense in Tanbreez within the next two years from the date of the Heads of Agreement, the Company will have the option to increase its stake in Tanbreez to 92.5% by issuing additional ordinary shares to Rimbal with a value equal to $116 million at such time. The closing of the Stage 2 interest in Tanbreez is subject to other customary closing conditions, including additional governmental approvals by the Greenland government. There is no guarantee that the Company’s acquisition of the Stage 2 Interest will occur.

This Report on Form 6-K (the “Form 6-K”) is being furnished in order to include the audited financial statements of Tanbreez for the years ended December 31, 2024 and 2023, the unaudited interim financial statements of Tanbreez for the half years ended June 30, 2024 and 2023, and the unaudited pro forma financial information of the Company after giving effect to the acquisition of Tanbreez, all of which are attached to this Form 6-K as Exhibits 99.1, 99.2 and 99.3, respectively.

Cautionary Note Regarding Forward Looking Statements

This Form 6-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, statements regarding the ability to consummate the Stage 2 acquisition of Tanbreez, the ability to achieve necessary governmental consents to consummate the acquisition of the Stage 2 interest of Tanbreez,, the benefits of the acquisition of Tanbreez, the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and do not guarantee performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this news release, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors discussed under the “Risk Factors” section in the Company’s Annual Report on Form 20-F filed with the SEC and the other documents filed, or to be filed, by the Company with the SEC. These forward-looking statements are based on information available as of the date of this news release, and expectations, forecasts and assumptions as of that date involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Marcum LLP.
99.1	Audited Financial Statements of Tanbreez Mining Greenland A/S for the years ended December 31, 2024 and 2023.
99.2	Unaudited Interim Financial Statements of Tanbreez Mining Greenland A/S for the half years ended June 30, 2024 and 2023.
99.3	Unaudited Pro Forma Condensed Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: March 28, 2025

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